As filed with the Securities and Exchange Commission on October 24, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VITAXEL GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	30-0803939
(State of incorporation)	(I.R.S. Employer identification number)

Level 3, Wisma Ho Wah Genting

No. 35, Jalan Maharajalela

50150 Kuala Lumpur

Malaysia

(address of principal executive offices)

VITAXEL GROUP LIMITED 2016 EQUITY INCENTIVE PLAN

(Full Title of the plan)

Vitaxel Group Limited

Level 3, Wisma Ho Wah Genting

No. 35, Jalan Maharajalela

50150 Kuala Lumpur

Malaysia

603.2143.2889

(Name, address, and telephone number of agent for service)

Copy to:

Mark Crone, Esq.

LKP Global Law LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, CA 90067

(424) 239-1890

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered (1)	Per Share (2)	Price (2)	Fee (2)

Common Stock, par value $0.000001 per share	1,000,000,000 shares	$0.03	$30,000,000	$3,477.00

(1)         Represents shares issuable under the Registrant’s 2016 Equity Incentive Plan.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Markets on October 20, 2016.

This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Vitaxel Group Limited Common Stock as may be issuable pursuant to future stock dividends, stock splits or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing information specified in Part I (Plan information and Registrant information) will be sent or given to each participant in the Vitaxel Group Limited (the “Registrant”) 2016 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Registrant will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Vitaxel Group Limited, Level 3, Wisma Ho Wah Genting, No. 35, Jalan Maharajalela, 50150 Kuala Lumpur, Malaysia, Attention: Corporate Secretary, telephone number: 603.2143.2889.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement.

a)	Registrant’s current report on Form 8-K dated January 18, 2016 and filed with the Security and Exchange Commission (“SEC”) on January 22, 2016

b)	Registrant’s Annual Report on Form 10-K for the year ended October 31, 2015;

c)	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K referred to in (b) above; and

d)	the description of Registrant’s common stock contained in Registrant’s Registration Statement on Form 8-A filed with the SEC on August 26, 2016.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 6.	Indemnification of Directors and Officers.

Nevada Revised Statutes NRS 78.75021 (the “Corporation Act”) authorizes us to indemnify our officers and directors subject to the conditions set forth therein. Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the State of Nevada against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in civil or criminal, administrative or investigative proceedings by reason of their serving in such positions.

As regards indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions, the Registrant is informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

5*	Opinion of Counsel, LKP Global Law LLP

10.1	2016 Equity Incentive Plan of Registrant (1)

10.2*	Form of Restricted Stock Agreement

23.1*	Consent of Counsel (included in Exhibit 5 hereto)

23.2*	Consent of Independent Registered Public Accounting Firm

23.3*	Consent of Independent Registered Public Accounting Firm

* Filed herewith

(1)          Filed with the Securities and Exchange Commission on January 22, 2016, as an exhibit to the Registrant’s Current Report on Form 8-K dated January 18, 2016 which exhibit is incorporated herein by reference.

Item 9.	Undertakings

A.            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kuala Lumpur, Malaysia on the 24th day of October, 2016.

VITAXEL GROUP LIMITED

By:	/s/ Dato Lim Hui Boon
Name:	Dato Lim Hui Boon
Title:	President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

Signature	Title	Date

/s/ Dato Lim Hui Boon		October 24, 2016
Dato Lim Hui Boon	President
(Principal Executive Officer)

/s/ Lee Wei Boon		October 24, 2016
Lee Wei Boon	Chief Financial Officer (Principal
Financial and Accounting Officer), Treasurer and Director

/s/ Lim Wee Kiat		October 24, 2016
Lim Wee Kiat	Secretary and Director (Chairman)

/s/ Lim Chun Hoo		October 24, 2016
Lim Chun Hoo	Director

/s/ Kay Wong-Alafriz		October 24, 2016
Kay Wong-Alafriz	Director

/s/ Leong Yee Ming
Leong Yee Ming	Director	October 24, 2016

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